EXHIBIT 23.1

(Letterhead of David S. Hunt, Esq.)

October 1, 2002

U.S. Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Re: Consent to be named in the S-8 Registration Statement

of Rocky Mountain Energy Corporation, a Nevada corp., (the

"Registrant"), SEC File No. 0-30689, to be filed on or

after October 1, 2002, covering the registration

and issuance of 300,000 shares of common stock to qualified

Employees and Consultants pursuant to a Legal Consultant

Compensation Agreement

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

Very truly yours,

/s/David S. Hunt

Attorney at Law